Exhibit 10.4

251 West 30th Street, 5th floor	http://www.fusemachines.com
New York, NY, 10018	1 800 506 3873

July 21, 2025

Dear Christine,

On behalf of Fusemachines, Inc. (the “Company”), I am very pleased to offer you the position of Chief Financial Officer. This letter sets forth the terms and conditions of your employment with the Company.

1. Employment. Your employment with the Company as Chief Financial Officer will commence on July 23rd, 2025 in a part time capacity and proceed as full time as of August 20th, 2025. You will be paid 1/4th of your salary while working in a part time capacity. This employment offer is contingent on the clearance of employment history and background checks.

In the event of an acquisition of Fusemachines by a new entity, all provisions and terms outlined in this offer letter, including but not limited to compensation, benefits, and equity, shall transfer to and remain binding upon the acquiring employer.

You will report to the Company’s Founder and CEO, Sameer Maskey. Your position is exempt from the United States state and federal wage and hour laws, which means that you are not eligible for overtime pay. Some of your responsibilities include:

1. Capital Raising and Financial Strategy

●	Lead efforts to raise capital through public markets, private placements, debt instruments, or strategic partnerships.
●	Develop and execute fundraising strategies aligned with business growth plans and market conditions.
●	Maintain strong relationships with investment banks, analysts, venture capitalists, and institutional investors.
●	Structure financing deals, negotiate terms, and oversee due diligence.

2. Investor Relations

●	Serve as the primary point of contact for shareholders, analysts, and the investment community.
●	Prepare and deliver quarterly earnings calls, investor presentations, and public filings (10-Ks, 10-Qs, 8-Ks).
●	Ensure transparent, timely, and strategic communication to build investor confidence.
●	Monitor and analyze market trends, investor sentiment, and competitor performance to inform IR strategy.

3. Financial Planning and Analysis

●	Oversee the development of financial forecasts, models, and long-term business plans.
●	Drive strategic decision-making through in-depth financial analysis and scenario planning.
●	Monitor performance metrics and implement KPIs to measure company health and capital efficiency.

4. Compliance, Governance, and Risk Management

●	Ensure compliance with SEC regulations, Sarbanes-Oxley (SOX), GAAP, and other relevant standards.
●	Liaise with external auditors, legal counsel, and compliance officers.
●	Develop and manage internal controls, risk mitigation strategies, and financial governance frameworks.

5. Executive Leadership and Strategy

●	Partner with the CEO and executive team to shape overall company strategy and operational priorities.
●	Provide financial leadership in mergers & acquisitions, strategic investments, and partnerships.
●	Represent the company at Board meetings and contribute to high-level corporate decisions.

6. Treasury and Cash Flow Management

●	Oversee treasury operations, including cash flow, working capital, and liquidity planning.
●	Optimize capital structure and balance sheet management to support growth and risk management.

You will be expected to commute to the executive team in NY once a week for a minimum of two days. All travel will be paid for by the company.

During the period of your employment, you shall use your best efforts to complete all assignments and adhere to the Company’s procedures and policies in place, as may be amended from time-to-time. During your employment with the Company, you may not engage in any other paid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company

2. Compensation.

Base Salary

You will receive an initial base salary of USD 360,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll practices and schedule.

Bonus

The Company is currently developing a bonus framework applicable to all executive-level employees. Final bonus amounts, if any, will be based on specific roles and milestones and determined at a later date.

Stock Options

You will be granted 100,000 equity units, subject to a four-year vesting schedule. These units may be issued in the form of stock options or restricted stock units (RSUs), at the Company’s discretion.

Upon any change in control of the Company (excluding the current anticipated de-SPAC transaction), there will be 100% acceleration of all then-unvested equity awards you hold.

Potential Milestone-Based Options

In addition to the above equity grant, the Company is considering milestone-based equity awards for executive team members. These additional options are not guaranteed, may or may not be granted, and are subject to approval by the Board of Directors and, where applicable, the majority shareholders.

3. Benefits. Beginning with your full-time employment with the Company, you will be entitled to participate in all of our then current customary employee benefit plans and programs available to full-time employees, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

4. Time Off Policies. You will be entitled to vacation / sick time / PTO in accordance with the Company’s policies and practices in force as of the Commencement Date or as such policies and procedures may be modified with respect to all employees of the Company. At a minimum, you are entitled to sick time in accordance with the New York City Earned Sick Leave Act.

5. Confidentiality, Invention Assignment and Non-Disclosure. By executing this letter below, you also agree that during the course of your employment and thereafter you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ confidential and proprietary information, including customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company. If you have not already done so, you also will be required to execute and return to the Company an employee Non-Disclosure and Invention Assignment Agreement.

6. At Will Employment.

Your employment with the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment unless it is signed by both you and an officer of the Company and such agreement is expressly acknowledged as an employment contract.

There will be guaranteed separation benefits if terminated without Cause or resignation for Good Reason:

●	6 months of salary at time of separation
●	6 months paid COBRA, and full acceleration of any unvested equity

7. Indemnification

The Company will indemnify you to the fullest extent permitted by law against any claims, liabilities, or expenses arising out of your role as CFO, including legal fees. The Company will also enter into a standard indemnification agreement with you upon your start date and maintain directors and officers (D&O) insurance coverage applicable to your role.

After you have had an opportunity to review, kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. This offer must be accepted on or before July 23rd, 2025 and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed FUSEMACHINES INC. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, is not received by the undersigned on or before the above referenced date.

If you have any questions regarding this letter or your terms of employment, please contact me.

Yours truly,

FUSEMACHINES, INC.

By:	Agreed to and accepted by:
Name:	Name:
Title:	Date: